C O L E
COLE CREDIT PROPERTY TRUST II, INC.

March 7, 2006

Contact:
Gui Cositin
602-778-8893

For Immediate Release:

Cole Credit Property Trust II, Inc. announces the acquisition of a multi-tenant retail building located in Texas.

On March 2, 2006, a wholly-owned subsidiary of the operating partnership of Cole Credit Property Trust II, Inc. acquired a multi-tenant retail building totaling approximately 80,000 rentable square feet on an approximately 5.6 acre site located in Spring, Texas. The building is 100% leased to five tenants, including, Academy Corp (“Academy”), CB Jackson Co, d/b/a Spec’s Liquor (“Spec’s”), Hi-Lo Auto Supply, LP (“Hi-Lo”), Sherwin-Williams Company, (“Sherwin-Williams”) and Jack in the Box Eastern Division, LP (“Jack in the Box”).

About the Tenants

Academy is a sporting goods retailer, operating over 80 stores across the southeastern United States.

Spec’s is a Houston-based retailer with over 28 stores located throughout the Houston metropolitan area.

Hi-Lo, a subsidiary of O’Reilly Automotive, Inc., is an operator of automotive parts retail stores.

Sherwin-Williams’ core business is the manufacture, distribution and sale of paint, coatings and related products. Sherwin-Williams has an S&P Credit Rating of A+ and is publicly traded on the New York Stock Exchange under the symbol SHW.

Jack in the Box operates over 2,000 quick-service restaurants primarily in the western and southwestern United States. Jack in the Box has an S&P Credit Rating of BB- and is publicly traded on the New York Stock Exchange under the symbol JBX.

About Cole Credit Property Trust II, Inc.

Cole Credit Property Trust II, Inc. is a Maryland corporation that intends to qualify as a real estate investment trust beginning with the taxable year ended December 31, 2005. The investment objectives of Cole Credit Property Trust II, Inc. are to provide current income, preservation and return of capital, and growth in the value of its investments.

This release may contain forward-looking statements relating to the business and financial outlook of Cole Credit Property Trust II, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the prospectus for the offering of equity of Cole Credit Property Trust II, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made and we undertake no obligation to update any such statements that become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

2555 E. Camelback Road, Suite 400
Phoenix, AZ 85016
602-778-8700